Exhibit 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

CONTACT:
Karen L. Howard
Phone: 716.689.5550
karen.howard@cmworks.com
FOR IMMEDIATE RELEASE

COLUMBUS MCKINNON COMPLETES CALL FOR REDEMPTION OF ALL
OUTSTANDING 8 7/8% SENIOR SUBORDINATED NOTES DUE 2013

AMHERST, NY, March 1, 2011 — Columbus McKinnon Corporation (Nasdaq: CMCO) today announced that it completed its call for redemption of all of the remaining $24,072,000 million of its 8 7/8% Senior Subordinated Notes due 2013 (the “Notes”) on February 28, 2011 (the “Redemption Date”).  The Notes were redeemed at a redemption price of $1,022.19 per $1,000 principal amount of Notes, plus accrued and unpaid interest.  All interest on the Notes called for redemption has ceased to accrue on and after the Redemption Date.

The redemption of the Notes has been made under the terms of the Indenture, dated as of September 2, 2005 (the “Indenture”) among Columbus McKinnon, its subsidiary guarantors and U.S. Bank National Association, as trustee, which permits Columbus McKinnon to redeem the Notes prior to maturity.  A Notice of Redemption was mailed with respect to the Notes to all registered holders of the Notes.

Columbus McKinnon redeemed the Notes using proceeds from its recently completed offering of 7 7/8% Senior Subordinated Notes due 2019.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material.  Key products include hoists, actuators, cranes, and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

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